Exhibit 8.1

[LETTERHEAD OF DAVIS POLK & WARDWELL]

January 10, 2007

Re:	Registration Statement on Form S-4

Mercantile Bankshares Corporation

2 Hopkins Plaza

Baltimore, Maryland 21201

Ladies and Gentlemen:

We have acted as counsel for Mercantile Bankshares Corporation (“Mercantile Bankshares”), a Maryland corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of October 8, 2006 (the “Merger Agreement”) between The PNC Financial Services Group, Inc. (“PNC”), a Pennsylvania corporation and Mercantile Bankshares and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”).

We have participated in the preparation of the discussion set forth in the section entitled “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes matters of U.S. federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell